Exhibit 99.1
SandRidge Permian Trust Announces Planned Increase in Existing Cash Reserve
SANDRIDGE PERMIAN TRUST
The Bank of New York Mellon Trust Company, N.A., Trustee
                                                                                                                                                                                                 News Release
For Immediate Release
HOUSTON, Texas December 19, 2018 — SANDRIDGE PERMIAN TRUST (NYSE: PER) (the “Trust”) today announced that its trustee, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), has determined to gradually increase the Trustee’s existing cash reserve for the payment of future expenses and liabilities of the Trust, as permitted by the trust agreement.

Commencing with the distribution to unitholders payable in the first quarter of 2019, the Trustee intends to begin withholding the greater of $190,000 or 3.5% of the funds otherwise available for distribution each quarter to gradually increase existing cash reserves by a total of approximately $2,275,000. The Trustee may increase or decrease the targeted amount at any time, and may increase or decrease the rate at which it is withholding funds to build the cash reserve at any time, without advance notice to the unitholders. Cash held in reserve will be invested as required by the trust agreement. Any cash reserved in excess of the amount necessary to pay or provide for the payment of future known, anticipated or contingent expenses or liabilities eventually will be distributed to unitholders, together with interest earned on the funds.
This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include statements regarding the Trustee’s planned withholding of funds to increase cash reserves for future known, anticipated or contingent expenses or liabilities of the Trust. Important factors that could cause actual results to differ materially include changes to commodity prices and changes to future known, anticipated or contingent expenses or liabilities of the Trust. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Trust nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017, the Trust’s subsequent Quarterly Reports on Form 10-Q, and all of the Trust’s other filings with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	SandRidge Permian Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555